Exhibit (a)(1)(E)

COMMAND CENTER, INC.
 OFFER TO PURCHASE FOR CASH
UP TO 1,500,000 SHARES OF ITS COMMON STOCK
AT A PURCHASE PRICE OF $6.00 PER SHARE

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JULY 25, 2019, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME AS THEY MAY BE EXTENDED THE “EXPIRATION DATE”).

June 26, 2019

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated June 26, 2019 (the “Offer to Purchase”), and the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”) in connection with the Offer by Command Center, Inc., a Washington corporation (the “Company”), to purchase for cash up to 1,500,000 shares of its common stock, par value $0.001 per share (the “Shares”), at a price of $6.00 per Share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal. All capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Offer to Purchase.

Upon the terms and subject to the conditions of the Offer, if less than 1,500,000 Shares are properly tendered and not properly withdrawn, the Company will buy all Shares properly tendered and not properly withdrawn. All Shares acquired in the Offer will be acquired at the Purchase Price. Only Shares properly tendered and not properly withdrawn will be purchased. All of the Shares tendered may not be purchased if more than 1,500,000 Shares are properly tendered and not properly withdrawn, subject to the “odd lot” priority, proration and conditional tender provisions described in the Offer to Purchase. Shares tendered but not purchased in the Offer will be returned to the tendering stockholders at the Company’s expense promptly after the Expiration Date.

The Offer is not conditioned on any minimum value of Shares being tendered. The Offer, however, is conditioned on the receipt of financing and subject to other conditions set forth in Section 7 of the Offer to Purchase. The Company’s obligation to accept and pay for Shares properly tendered and not properly withdrawn pursuant to the Offer is conditioned upon satisfaction or waiver of these conditions.

On April 8, 2019, the Company, CCNI One, Inc., a Florida corporation and a wholly-owned subsidiary of the Company (“Merger Sub 1”), Command Florida, LLC, a Florida limited liability company and a wholly-owned subsidiary of the Company (“Merger Sub 2”), Hire Quest Holdings, LLC, a Florida limited liability company (“Hire Quest”), and, solely for purposes of Sections 5.20(c), 5.20(e) and 5.23 of the agreement, Richard Hermanns, as the representative of the members of Hire Quest, entered into a merger agreement (the “Merger Agreement”), providing for the acquisition of Hire Quest by the Company. The terms of the Merger Agreement provide that, (i) Merger Sub 1 will be merged with and into Hire Quest (the “First Merger”), with Hire Quest being the surviving entity (the “First Surviving Company”), and (ii) immediately following the First Merger, the First Surviving Company will be merged with and into Merger Sub 2 (the “Second Merger” and, together with the First Merger, the “Merger”), with Merger Sub 2 being the surviving entity. The Company currently has 4,629,331 Shares outstanding. If the Merger is completed, holders of Hire Quest’s membership interests will receive an aggregate of 9,837,328 Shares, representing approximately 68% of the Company’s outstanding Shares prior to the completion of the Offer. It is anticipated that the Offer will close immediately following the closing of the Merger. Following completion of the Offer, and assuming the Offer is fully subscribed, the Company will have 12,966,659 Shares outstanding, in which case the percentage ownership of Shares held by the Hire Quest security holders will increase to approximately 76%. Following the closing of the Merger, the Company will have 14,466,783 Shares issued and outstanding. If the Merger is consummated and the Offer is fully subscribed, the Offer will result in the repurchase by the Company of 1,500,000 Shares, which would represent approximately 10.4% of the Company’s issued and outstanding Shares.

The Company expressly reserves the right, in its sole discretion, to elect to purchase more than an aggregate of 1,500,000 Shares in the Offer, subject to applicable law. See Section 1 of the Offer to Purchase.

As described in the Offer to Purchase, if less than an aggregate of 1,500,000 Shares are properly tendered and not properly withdrawn, the Company will buy all Shares properly tendered and not properly withdrawn. If more than an aggregate of 1,500,000 Shares (or such greater amount as the Company may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn, the Company will purchase Shares in the following order of priority:

First, the Company will purchase all odd lots of less than 100 Shares from stockholders who properly tender all of their Shares and who do not properly withdraw them before the Expiration Date (tenders of less than all of the Shares owned, beneficially or of record, by such Odd Lot Holder will not qualify for this preference);

Second, after purchasing all the odd lots that were properly tendered and not properly withdrawn, the Company will purchase Shares from all stockholders who properly tender Shares and who do not properly withdraw them before the Expiration Date (except for stockholders who tendered Shares conditionally for which the condition was not satisfied), on a pro rata basis, with appropriate adjustments to avoid purchases of fractional Shares, until the Company has acquired 1,500,000 Shares (or such greater amount as the Company may elect to purchase, subject to applicable law); and

Third, only if necessary to permit the Company to purchase 1,500,000 Shares (or such greater amount as the Company may elect to purchase, subject to applicable law), the Company will purchase Shares from stockholders who have properly tendered Shares conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have properly tendered all of their Shares and not properly withdrawn them before the Expiration Date.

Therefore, the Company may not purchase all of the Shares that you tender. See Sections 1 and 6 of the Offer to Purchase.

WE ARE THE HOLDER OF RECORD OF SHARES HELD FOR YOUR ACCOUNT. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER YOUR SHARES HELD BY US FOR YOUR ACCOUNT.

2

Accordingly, we request instructions as to whether you wish to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

Please note carefully the following:

1.                  Shares may be tendered at $6.00 per Share, as indicated in the attached Instructions Form, net to you in cash, less applicable withholding taxes and without interest, promptly after the Expiration Date.

2.                  The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on July 25, 2019, unless the Offer is extended by the Company.

3.                  The Offer is not conditioned on any minimum number of Shares being tendered. The Offer, however, is subject to the receipt of financing and to other conditions. The Company’s obligation to accept and pay for Shares properly tendered and not properly withdrawn pursuant to the Offer is conditioned upon satisfaction or waiver of these conditions. See Section 7 of the Offer to Purchase.

4.                  None of the Company, any members of its Board of Directors, its executive officers, the Information Agent or the Depositary makes any recommendation to you as to whether to tender or refrain from tendering your Shares. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender. In doing so, you should read carefully the information in the Offer to Purchase and in the related Letter of Transmittal, including the purposes and effects of the Offer.

5.                  Tendering stockholders who hold Shares registered in their own name and who tender their Shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or stock transfer taxes on the purchase of Shares by the Company in the Offer. Stockholders holding Shares in a brokerage account or otherwise through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult their brokers or such other nominees to determine whether transaction costs may apply if stockholders tender Shares through such brokers or other nominees and not directly to the Depositary.

If you wish to have us tender any or all of your Shares, please instruct us by completing, executing, detaching and returning the attached Instructions Form. An envelope to return your Instructions Form to us is enclosed. If you authorize us to tender your Shares, all such Shares will be tendered unless otherwise indicated on the attached Instructions Form.

Please forward your Instructions Form to us as soon as possible to allow us ample time to tender your Shares on your behalf prior to the Expiration Date of the Offer.

The Offer is being made solely pursuant to the Offer to Purchase and the related Letter of Transmittal and is being made to all record holders of the Shares. The Offer is not being made to, and tenders will not be accepted from or on behalf of, stockholders in any jurisdiction where it would be illegal to do so, provided that the Company will comply with the requirements of Rule 13e-4(f)(8) promulgated under the Securities Exchange Act of 1934, as amended. However, the Company may, at its discretion, take any action necessary to make the Offer to stockholders in any such jurisdiction. In any jurisdiction the securities, blue sky or other laws of which require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

3

INSTRUCTIONS FORM

 With Respect to the Offer By

Command Center, Inc.

 To Purchase for Cash up to 1,500,000 Shares of its Common Stock, Par Value $0.001 Per Share, at a Purchase Price of $6.00 Per Share

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated June 26, 2019, and the related Letter of Transmittal (which together, as they may be supplemented or amended from time to time, constitute the “Offer”) in connection with the Offer by Command Center, Inc., a Washington corporation (“Command Center”), to purchase for cash up to 1,500,000 shares of its common stock, par value $0.001 per share (the “Shares”), at a price of $6.00 per Share, net to the seller in cash, less any applicable withholding taxes and without interest.

This Instructions Form will instruct you to tender to Command Center the number of Shares indicated below or, if no number is indicated below, all Shares which are held by us and beneficially owned by you and registered in your name, upon the terms and subject to the conditions set forth in the Offer.

NUMBER OF SHARES BEING TENDERED HEREBY: _________ SHARES*

__________________

*	Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

4

ODD LOTS
(See Instruction 13 of the Letter of Transmittal)

This section is to be completed only if Shares are being tendered by or on behalf of a person owning, beneficially or of record, an aggregate of fewer than 100 Shares.

☐	By checking this box, the undersigned represents that the undersigned owns, whether beneficially or of record, an aggregate of fewer than 100 Shares and is tendering all of those Shares.

CONDITIONAL TENDER
(See Instruction 12 of the Letter of Transmittal)

A tendering stockholder may condition his or her tender of Shares upon Command Center purchasing a specified minimum number of the Shares tendered, as described in Section 5 of the Offer to Purchase. Unless at least the minimum number of Shares you indicate below is purchased by Command Center pursuant to the terms of the Offer, none of the Shares tendered by you will be purchased. It is the tendering stockholder’s responsibility to calculate and appropriately indicate the minimum number of Shares that must be purchased from the stockholder in order for the stockholder to qualify for sale or exchange (rather than distribution) treatment for United States federal income tax purposes. Each stockholder is urged to consult with his or her own financial or tax advisor with respect to the advisability of making a conditional offer before completing this section. No assurances can be provided that a conditional tender will achieve the intended United States federal income tax result for any stockholder tendering Shares. Unless this box has been checked and a minimum specified, your tender will be deemed unconditional.

☐	The minimum number of Shares that must be purchased from me, if any are purchased from me, is: _________ Shares.

If, because of proration, the minimum number of Shares designated will not be purchased, Command Center may accept conditional tenders by random lot, if necessary. However, to be eligible for purchase by random lot, the tendering stockholder must have tendered all of his or her Shares and checked this box:

☐	The tendered Shares represent all Shares held by the undersigned.

SIGN HERE

Account Number:

Signature(s):

Print Name(s):

Address(es):

Area Code and Telephone Number:

Taxpayer Identification or Social Security Number:

Date:

5